Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/23/2021	Investors:	Mike Cieplak, investor.relations@us.mcd.com
	Media:	Lauren Altmin, lauren.altmin@us.mcd.com

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 7%
AND RESUMES SHARE REPURCHASES

CHICAGO, IL - Today, McDonald's Board of Directors declared a quarterly cash dividend of $1.38 per share of common stock payable on December 15, 2021 to shareholders of record at the close of business on December 1, 2021. This represents a 7% increase over the Company's previous quarterly dividend and brings the fourth quarter dividend payout to over $1 billion. The dividend increase reflects confidence in the Accelerating the Arches growth strategy and a continued focus on driving long-term profitable growth for all stakeholders.

McDonald's has a strong history of returning capital to its shareholders and has raised its dividend for 45 consecutive years since paying its first dividend in 1976. The new dividend of $1.38 per share is equivalent to $5.52 annually.

Additionally, the Company announced the resumption of its share repurchase program. The Company is committed to its capital allocation philosophy of reinvesting in the business to drive profitable growth and returning all free cash flow to shareholders over time through a combination of dividends and share repurchases.

Upcoming Communications
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 39,000 locations in over 100 countries. Approximately 93% of McDonald's restaurants worldwide are owned and operated by independent local business owners.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.